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The replay of the following June 4, 2003 web cast was posted on the “Home” page and under “Investor Materials” on the www.saveelpasonow.com web site today:

EL PASO

Moderator: Selim Zilkha

June 4, 2003

8:00 a.m. CT

Operator:	Good day and welcome Selim Zilkha informational meeting for El Paso Shareholders. Today’s conference is being recorded. We will be joining your conference host momentarily.

First, we would like to remind you that some of the statements contained in this presentation may constitute forward-looking statements, which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by this forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents followed by Mr. Zilkha with the Commission at the Commission’s Web site at http://www.sec.gov.

You may also access a copy of Mr. Zilkha definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting (Innisfree M&A Incorporated) toll free at 877-750-5837. Banks and brokers call collect at 212-750-5833. Detailed information regarding the names, affiliations, and interest of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is included in the proxy statement.

This presentation may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this presentation, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. Please go ahead.

Stephen Chesebro:	Good morning. My name is Steve Chesebro and before we get started with our presentation I’d like to introduce the Zilkha Group that is here. We’re very pleased to have very important shareholders here. We’re very pleased to have seven of the nine proposed Directors here so that you can meet them directly, independently, ask questions of them. And then I will represent the management phase of the proposed slate.

From the shareholder’s standpoint, we have Selim Zilkha and Oscar Wyatt here who represent 14 million shares, people that are aligned with you as shareholders, institutional holders and analysts directly aligned with your interest. From the Board of Director’s slate, I’m pleased to say that Gerald Bennett is here, Bob Black, Chuck Bowman, Ron Burns, Ted Davis, Selim Zilkha and myself. And as I pointed out, I will give a management overview later.

So with that I’ll turn the mike over to Selim Zilkha.

Selim Zilkha:	I would like to publicly express my thanks to ISS for recommending that investors vote their shares for my slate of nominees to be the next directors of El Paso and to use their words, give El Paso a clean slate with a fresh start, unencumbered by the legacy of past mistakes.

I am the largest individual shareholder of El Paso. The value of the company has declined by over 90 percent before our five month proxy. I was not content to sit by and do nothing. I was convinced that only by spearheading a movement that was dedicated to making fundamental and cultural change in the company could El Paso ever be restored to health. That change had to start in the top with a new board and a new CEO.

I have no desire to control El Paso or its Board contrary to the opinion of the existing El Paso Board. What I wish to achieve is help restore an experienced, experienced, tried and tested group of professionals at the helm of the company. I would serve on this Board, accept no consideration and do all I can to help the company in every way to restore it to its former greatness. My interest is identical to all other shareholders.

Gerald Bennett:	Good morning. I’m Gerald Bennett and it’s my pleasure to be substituting for Jack Murphy, our selected Chairperson if this slate of Directors is elected on June 17th. What I’d like to do is share with this morning some reasons why you think – why we think you should vote for this slate of Directors. And also, to introduce our philosophy of corporate governance.

It should come as no surprise to you and we’re glad to see that ISS concurred in their report, yesterday that we think that this existing Board should be held responsible for their past behaviors. I think it’s ironic that we now see them taking credit for cleaning up the messes that they’ve created over the last few years by venturing in to high risk forays in to a telecommunications to LNG, to energy marketing, and to highly leveraged power generation projects.

In one of their recent reports, they basically said they were pursuing these strategies to get the higher multiples in the stock market. And we all know that they were temporarily rewarded for this. However, their inability to achieve a sustainable business strategy with these ventures have led to piling debt on top of debt for this company for more than $5 billion of write downs as you can see on the slide on the screen up here. To bringing this country – company to near disastrous liquidity crisis. And those temporary stock gains have been more than given up as you all know.

We’re also concerned that their continuing approach to disclosure it makes it almost impossible to determine what’s the true financial condition of this company. If you looked at their 10-Q it was over 400 pages and it was easier to read Tolstoy’s War and Peace than it was to try to get through that. One of their recent, I guess it was following their recent call in analyst report at the first quarter, their conclusion was that this company had a very good first quarter. However, as you looked at the very exhibits that they had put out, you have seen a decline in equity of $400 million – increase in the debt of $900 million. In essence the deterioration of the balance sheet of $1.3 billion in that quarter, and that was a good quarter for them.

We also are concerned about these threats of the golden parachutes that have been used in a form of greenmail to try get you to elect the existing Board. When these numbers first came out there was a liability figure of $175 million that was thrown around. That was later reduced to 123. More recently, it’s been brought down to 75. And then in the very same meeting it was even reduced lower to 63 million.

Very frankly, we think that that’s not a threat. We think that most of those severance packages would not be triggered, unless the people were not retained. And it’s the position of this group that most of those people with those remaining contracts would be retained to help run this company. There are good middle management people in there. Certainly, we don’t know what the future liability is. But we just know that we’re nowhere near the level of $63 million.

As a result of all of this, we think that this Board has – the existing Board has lost credibility with its shareholders. It’s lost credibility in the financial institutions. But maybe of more concern to us as we think that they’ve lost credibility with their own employee base and that is concerning. We think it’s time to hold this Board accountable and move forward.

You’ll flip to page nine – what I’d like to do now is briefly discuss our philosophy of government. This Board (cough) thinks – believes it’s time this company move to a return to good basic management. El Paso, let’s be honest, El Paso is a train wreck. This Board has over 300 years of experience in operations, management, executive management in the oil and gas industry. And as I look around at some of the people sitting next to me, they run operations bigger than El Paso’s. So we know this Board has the operational experience to get in to review to determine and develop a strategy and to make sure that management stays on course with that strategy.

This Board will establish a corporate culture based on sustainable profitability. We’ve all run businesses. We understand that you’ve got to have a sustainable cash flow to run something. It believes that we can get additional efficiencies out of this organization. And you will not see a 400 page 10-Qs. We believe in full disclosure, but we think that we can simplify this business and explain the business so that we don’t have to obfuscate the financial disclosure.

Very basically, we think that all of the assets have got to earn their cost of GAAP. And then we also realized that you’ve got to build a financial structure so that any company could sustain the ups and downs of the cycles of the industry. We’ve all been in the oil and gas industry. We’ve seen many cycles. We know that there’s up. We know there’s downs. And we know that during the down periods you’ve got to have cash to be able to sustain your operations.

Management has to be challenged and they’ve got to be confident and reliable. The first step that this Board would take after we’re elected on June 17th would be to begin an immediate review of El Paso’s assets. We’d probably make that first cut above a $50 million level. We would review—have a Board directed review of all assets within the company. Those that are achieving it, that are earning good results, returns, will be encouraged to grow. They’ll be left alone. Those that are under performing or are not performing, we will challenge management to bring back a recovery plan within that period of time. That plan will be reviewed. If it’s not sustainable or if there’s not a good recovery plan, then those assets will be – either be sold or be closed down. And the working capital redeployed in to assets that are making sense, that are returning – giving a return to the company.

We think that this process can be done within the first 30 days. We don’t think that there will be any loss of motion in this transition. Obviously, once you get through that, I might also say that we believe that that probably would cover somewhere in the 70 to 80 percent range of all of El Paso’s assets, having with our look at this.

Then that process would be continued. We would go below that $50 million threshold and look at everything within El Paso using this same process, drilling on down in to those lesser ventures. And the same concept would be used. If these assets can earn their return from capital or lines of business can earn their return on capital or achieve better than their returns on capital, they’ll be nurtured, they’ll be encouraged to grow. Anything that doesn’t meet that criteria, again, will be looked at if it can’t be turned around, then it will be sold or it will be closed down. And again the working capital redeployed in areas where it does make sense.

I’m going to briefly or turn this over to Ted Davis and let him run through our compensation thoughts, policies or philosophy for this Board. Ted.

Ted Davis:	Thank you, Gerald. Our goal with respect to compensation is to completely align the senior management and the Board of Director’s financial interest to that of the shareholders. Director of compensation will consist of an $80,000 annual retainer and for committee chairpersons, an annual retainer of $15,000 that will be paid entirely in El Paso stock. The stock cannot be sold until the Director no longer serves on the Board. If you’re on there three years, you wait three years to collect anything. If you’re on there 10 years, you wait 10 years.

We want to completely align the interest of the Board with that of the company. There will be a one time stock option grant for shares of the market value equal to 50 percent of the annual retainer of $40,000. And that will be at the strike price. Although (charity) plans will be cancelled. Right now there is a significant charitable contribution plan which we think is very nice for the charities but the charities will begin at home. If we need to we’ll personally give to charities, and the company money will not be used for this anymore.

We don’t believe we need a director retirement plan, so that will be canceled.

There will also be an existing long term incentive compensation plan that will be reviewed at the annual meetings if any changes are made for any changes in executive compensation in any way. But each year, the shareholders will have a chance to look at this and vote on it.

The company will no longer provide loans or guarantees of loans to company officers. The other thing I might mention is Mr. Zilkha will waive all rights to any director compensation. And also our Chairman, Jack Murphy who could not be here today who was the former head of Dresser Industries, will receive only what the other directors receive.

If you’ll turn to the next slide, please. You’ll see our philosophy with executive compensation to our CEO. He will receive an annual base salary of $900,000 a year, $25,000 less than the existing El Paso CEO is receiving today Mr. Kuehn. Maximum annual incentive aware will not exceed 1.5 times his annual base salary. And this will be payable only, if only the payment of the goals that are set by the Board of Directors for him. There will be financial goals. There will be safety, environmental goals. It will be the full slate of goals. If he does 100 percent on all of them, he could receive up to 1.5.

Long-term incentive compensation, a grant of 400,000 stock options at the current market price will be granted vesting over three years, one-third, one-third, one-third. Also a grant of 100,000 restricted shares will vest over three years. The main thing that we need to make sure everybody understand here, there will be no additional grants to the CEO during the first three years. This is it. This is where he has to earn.

He must own five time his annual base salary in company stocks within five years. So we he will be putting a lot back in to the company. There will be no stock repricing. There will be no golden parachute severance package. And in fact, he will not even have a contract. He will serve completely at the pleasure of the Board of Directors.

Stephen Chesebro:	If you’ll turn to slide 15, we’ll talk about our management plan. You see that we intend to elect Jack Murphy, Chairman, myself as CEO. And the third bullet point is very important. It’s been touched on earlier that El Paso has tremendously talented and dedicated employees. They have some great management. We want to retain as many of those as we can.

The first thing we will do is visit with these people and make sure that they want to do the same thing we want to do. Because the fourth bullet point is important in that we build a cohesive team that is strategically aligned with the business objectives set forth by the Board of Directors in senior management. This is one of the issues we will talk about later, is the disconnect now between the Board and senior management, and what the people that are really running the business are trying to do.

At all levels, we will continue to review the management agreements, and the compensation programs, so that we can move ahead in line with what the Board and senior executives are doing. In doing this, we will honor all contracts. A contract is a contract. If the person has a contract that maybe is out of line with what we want to do in the future, so be it. He has a contract. She has a contract. So we will honor all contracts. That gets to the issue of whether there will be mass lay offs and whether there will be mass severance. The answer is no. We do not see that the remaining exposure to the $165 million escrow or the $75 million severance would exceed $10 million. So this is not an issue. As a matter of fact, we want to retain the people.

Turning to slide 16, we now get to a business plan, our business plan. There’s been much said business plans look alike. It is. And it’s a real compliment that El Paso continues to follow the initiatives we have taken. Selim Zilkha has suggested things. The statement is made, what’s the problem? We do everything that the Zilkha slate suggests anyway, and of course, that may be one of the problems, you have to move this thing forward. Our plan is different.

First of all, we want to restore credibility. Only this Board, a clean sweep can do that. We want to strategically align the business units and the organization with the objectives set by the Board of Directors. We want to build profitability. And we want to build them. We want to build profitable cash generating businesses. Cash is King. And we want to earn our way out of this crisis as much as we can before we sell off additional assets. You cannot escape this crisis without selling assets. But the better your assets perform, the more free cash you generate, before you dump productive assets the better off you’re going to be.

So as stated we will focus on productive assets, whether they be core or not. Yes we’ve made an issue of selling core assets versus non core. The real issue is not whether you have to do that or not because you’re in such a crisis, but be credible. Say we are having to sell some core assets. They’ve even had to change – El Paso has had to change the definition of core because they sold an entire business. That’s not the issue. Just state what the issue it. It’s the transparency and credibility that this will board will bring as opposed to what’s there today. We like the businesses. We will talk more about it.

We think the exploration production business is top notch. Obviously, the pipelines are the class of North America, if not the world including (gas pump). Midstream is a very good business. We wish we had more of it back. The partnership is a good idea. But to really functionally align from the well head through mid stream to the pipeline, to the customer, we wish we had more of that back.

So let’s talk about productive assets. Let’s point out some differences in approach to business because that’s really what you want to know. Can this team lead this thing out of the problem areas that exist? Those of you that listened to the first quarter analyst call reporting results, the good results they had where they had a 1.3 billion deterioration in the balance sheet. They reported very good operating results in the refining and marketing business. That basically no marketing left at the refining business being Eagle Point and Aruba. If I recall right, the number was like $100 million of operating income. And analysts asked, what are you running in the refinery at Aruba? What’s the capacity and what are you running? Well we’re running a little below 50 percent capacity. Why aren’t you running more? Well we would have to issue an LC or pay cash for a load of crude.

Well here is a business that is producing a six to $8 spread per barrel today. Will it always do that? No. But today it is. A tanker of crude oil would cost 50 to $60 million. You can run that in 10 to 20 days, collect your $8 spread and have your money back in the till. The company states it has $1.9 billion of cash available to it today. So 50 to $60 million for a 10 to $20 day term and a $8 spread, we feel that they are missing the boat on about $100 million a quarter in the refining business today.

The facts are that the people that run the refineries are no longer there. They’ve been let go. The costs, for instance, at Aruba is now twice what it was two-and-a-half years ago. On a per barrel basis at 50 percent capacity it’s higher than that. So El Paso apparently doesn’t like the business, doesn’t understand the business, doesn’t care about the business. But here is a productive asset, at least in today’s market that could be made better utilization of. We would do that. That is a difference between this slate and the existing slate. And if you’re talking about $100 million a quarter, that is significant.

To give you another example, I’m not going to bore you with a lot of them. But there are some key examples you need to understand. In 1995, when I was with Tenneco we built a pipeline from the super basin towards Brisbane. In 1996, we bought a pipeline in Australia called the pipeline authority of South Australia and the super basin down to Adelaide. When El Paso bought Tenneco Energy in 1996, El Paso brought in a partner, at the time it was Consolidated, now Dominion and some financial partners. They extracted several hundred million dollars out of that partnership now called Epic.

Subsequently they bought about a $2 billion pipeline in western Australia. So we have several billion dollars of assets in Australia. Recently the regulator threw them a curve and lowered the tariff rate. Not unheard of. But it was a bate and switch deal. You bid on this at a dollar, and we’ll support you and then later lower the rate 75 cents. That is now being negotiated and tried to be raised. But here’s probably three to $4 billion of assets in a company. El Paso is having trouble doing it. They turned their back on it. They sacked the managing director in the last two weeks, right at the critical time. But during the process of renegotiating the $3 billion revolver, they made statements down there in trying to bully their way or negotiate their way out of it and they said well we’ll just walk on this investment. It’s non recourse so we’ll just walk on it.

Now I don’t know care if you’re in Timbuktu or Australia, banks around the world hear that message. That is not the message you need to send to banks. People on this board, and shareholders supporting this action have a credible record of meeting their obligations and intend to do that. So here’s an asset that could either be fixed and generate operating income, could be fixed and sold, but you do not walk on an asset that important.

There are others. That is the difference of this Board and this management, what we would do versus what El Paso is doing.

One of the problems that has happened, and I relate it back to 1996. And I’ll give you an example, it’s the disconnect between management and the operations end of the business. In 1996, El Paso bought Tenneco and it more than doubled its size, tripled its profitability. People I know in the business, still in the company told me that it is really good that management is trying to now do what people are trying to do in the pipeline in the other operations. Prior to that, as you know, Tenneco was more interested in tractors and packaging and other things. And the energy business became kind of an also ran and a step child. So it didn’t get the attention, it didn’t get the capital. So this was good. The management and the business units were aligned.

Then comes, as you know, things happening in the energy business. People started looking around and seeing other companies getting higher multiples. And El Paso among others, not all others, but among others, caught what we called the “Smith Street Disease”. Those of you that know 1300 Smith Street is the address of Enron. They saw Enron with 20 multiple, people that were running good steady cash earning pipeline businesses and energy businesses, and they said why can’t you get a 20 multiple? Well if you do some of the things they did with the off balance sheet financing, special purpose entities, mark-to-market accounting you can get that.

So beginning in about 1998 with the advent of new management in El Paso, the direction changed. The management and their direction became disassociated with the operations, the good, basic, fundamental operations. In short, they drank the Kool-Aid. They started believing this. And in fact, the multiple of El Paso went up. The book earnings went up. The non cash earnings went up. The payoffs to executives ballooned significant to pay outs.

In the meantime, a lot of working capital, a lot of good serious debt was being added. The volume of assets went up to some $45 billion. But the basic earnings never changed. The cash earnings didn’t change. The interest cost went up and the debt went up. But there is no fundamental change in the business. A lot of assets were bought at top of the market, with the idea we’ll mark to market it and we’ll just keep building this pyramid. And as you know, that is what has brought on the current crisis. So they lost track of the real core businesses that support this company, businesses we like.

To give you an idea of other cost savings and what happens when you take your eye off the ball. Every year, the federal energy regulatory commission requires regulated pipelines in the United States to file a (Form-2) which talks about the cost and other things. If you take that public data and look at it over the past three years, and look at the average cost in the United States, you’ll get a cost per MCF or a cost per mile a pipe in all of the factors that you would normally normalize these costs on.

You’ll be glad to know that El Paso has superior pipeline. They’re better than average. Yes, their costs are $100 million a year over average, above average.

Why is the superior pipeline group in the United States paying above average costs? Even if they were just average you’re saving $100 million a year. They ought to be below average. That’s another $100 million. So easily $100 to $200 million right there on an annual run basis. So we will go in and we’ll set reasonable, aggressive targets. We’ll hold our people accountable and reward people for achieving them. And we will be aligned with their business.

Let me turn now to more of our business plan. This is very important. If you run a pipeline business, those of you that have or those of you that are listening know this, every morning when you open the door, you make sure that you run a safe, reliable, efficient pipeline. And this is paramount. You must do that. The first dollar of capital that you spend, the first operating expense you spend is towards this direction. Some companies have different philosophies. I think this group as a whole has done very well on that. There’s an exception or two that have been highlighted in the past that have caused some problems. But in general, they do a good job of this.

About the pipelines, what do we like? We love the markets they’re in, New England, Atlantic sea board, the Gulf Coast. The Gulf Coast is the largest market in the United States. That’s also the most competitive. There’s more pipes in it. They’re in New England. There are not many very many pipes in there and it’s just a great market. CIG makes wonderful margins on their business. California is a good market. However, it is California. And as you know, the El Paso pipeline part of the system was beset with problems that has occurred first as a result of their actions, and second in general as a result of being in California. So there’s a lot of work to do on that system. And as you know, the $1.7 billion tentative agreement or proposed agreement, whatever it is, in my mind if unfathomable. I have no idea what you could have done wrong to agree to the $1.7 billion settlement.

Maybe you agreed to it so that you can have a short term fix of looking like removing the overhang and getting a buck or two kicked out of the stock. If that was the case, it’s unconscionable that they did it for those purposes.

But the exploration and production business, the second leg of this very strong stool. We like what they are doing. We like the technology. We like the capability. Coastal had a good exploration program. When you add Zilkha Energy to that it makes it exceptional. Zilkha Energy was the largest single lease holder on the shelf. They owned every model of seismic available on the shelf. They had state of the art seismic processing and interpretation capabilities second to none in the industry. So you take that and you look at some of the prospects being drilled today, very good prospects. We like what they’re doing. We like that they’re in south Texas. We like that they’re in the shelf and in the deeper play and the shallow waters. We like the coal scene. You may be glad to know, that when I was at Pennzoil we developed the Raton Basin. We sold it to Sonat. Kept half. (Gavin) ended up with it, and of course, El Paso bought the second half of that last year. We like the coal scene play. We like where they are. We like their technology.

On the operating side, and the capability that coastal brought to that is out standing. They are as good a driller as there is in the United States, completion technology, higher rate completion. We like their production operations.

While we would like to see more out of the expiration production business is a better utilization of capital. Why would a company that is in dire straights at being El Paso large have an exploration and production unit that drills more wells in the United States than anybody else. Why would you have an exploration and production company part of El Paso which is in liquidity crisis spend two to $3 billion a year on capital?

Now they are working hard to get down to 1.6 billion in capital, but let me give you some math and you be your own judge. They currently have order magnitude five trillion cubic feet of reserves. The latest estimate is 4.6 but their annual reserves let’s say five trillion cubic feet of reserves. They are producing at the rate of 500 billion cubic feet of gas a year. In their publications, and I have no reason to doubt that they can’t. They say they can add reserves currently at a $1 in MCF. That’s somewhat higher cost south Texas, and the Gulf of Mexico with a very low cost coal scene reserves. So they say that’s a $1 in MCF.

Well if – in a company in crisis, the worst you want to do is maintain your assets. So if you add 500 billion cubic feet a year today you will replace production, not deplete assets. And at a dollar in MCF, that’s $500 million. Now let’s say even in a period of crisis you were to grow your assets, you want to added $600 billion cubic feet or 700 billion cubic feet a year. Well that’s six or $700 million dollars.

Let’s say that there is a little wash in the dollar in the MCF. Maybe it’s a $1.30 or a $1.40 or $1.50. Well now you’re talking about six, seven, eight $900 million even if it’s a $1.50 and 600 BCF. It’s 900 million. It’s less than one billion. If their target is 1.6 and really to grow it and even at $1.50 that’s $700 million a year, cold hard cash that they have been spending that you could use to reduce debt, to help earn your way out of this.

What we see from the outside is that all of this technology is being applied, good discoveries. But in an effort to raise production, it is probably and possible that they are spending too much in over developing specific discoveries or development projects. So that is one of the things that we will look at to try to use more orderly and more productive use of capital.

So when you look at 100 or 200 million out of the pipeline business. When you look at 100 million or so a quarter out of the refining business, when you look at things like Australia that you might get something out of, when you got six or 700 million out of the better utilization of capital and MP, it doesn’t take long before you add up the very significant dollars.

Let me give you another example where we think we can save money. We will continue to help to restructure the debt. The debt is ominous. It is big. They have done some of this. We will have to do more of it in the future. We believe that the credibility of this board and management will help enable that to be done. And I think we will do it much more efficiently. Let me give you one example.

You may be familiar with Trinity River. Trinity River was formed in 1999. It was basically a $1 billion of preferred interest. It was called off balance sheet debt, not to be consolidated, even though it is essentially guaranteed. That is being unwound over the past year to do so to remove triggers regarding stock rating and stock price. They paid $40 million in fees because as the investment grade rating went away it became a cash trap because that caused some even further triggers that weren’t removed with the $40 million.

As you know, led by Citibank and Credit Suisse, there is a bridge loan put in place, about 120 days ago for fees of $51 million to put that in to the one year revolver with the year extension. And as you know, they just concluded the $1.2 billion junk bond tenure seven and three quarters. We like that. This whole process is what you have to do, but guess what they paid another $30 million in fees.

So you’ve paid $120 million in fees in less than a year to roll over a billion in debt. Now that is something that we believe we will correct. I don’t know if it’s lack of knowledge of a business or whether it’s existing relationships that are driving this. But how in the world can you pay 100 – not interest and not cost but $120 million in fees to get this done. It’s unheard of in my history.

OK. We’ll move to an issue that has been raised regarding transition. I hope you get the understanding that people on this board and myself know the business. We know the assets. We know the people. It is our firm belief that on June 18th, the transition will be vastly accelerated over what is in place right now. There is essentially no management left in place. New management will have to be put in place, the learning curve. Working with the board that has helped run this ship aground several times in the past, backed up and run it aground again. I see a good naval commander here.

You know what happens to the captain of the ship when you run aground, one time, out. Right or wrong? Well these guys have run the ship a ground time after time after time. And if you want them running it in the future, well you stick with them. Or you go with this slate of directors and management that knows the business, has credibility. And has a plan that is different from the existing plan to help earn our way out of this.

The difference is the only plan I’ve heard from the incumbents is that they’re going to sell. And then they’re going to sell more. And then they’re going to sell more. And they may get down to 15 billion in debt by selling. And they will cut costs. They’re decimating the organization. The organization cannot function properly at the lower level if that continues. We will help earn our way out of this which means that you – if you have over $1 billion free cash which I’ve added up very easily, there’s also productivity in the pipeline. The integration through the mid stream that we think we can get better integration, more profit out of that. There’s a wide variance in that. But I can tell you we’re talking hundreds of millions of dollars.

But if you take that and apply it to debt, break over on the curve on interest, then you’d sell whatever you’re going to need to. You can get to about 50-50 debt that this company ought to be at. Will it happen in a year? No it will not happen in a year? Will it happen in two? Absolutely not. Three? Hopefully. Should? Probably. So this is not a quick fix deal. This is a roll up your sleeves, hard work, get it down.

We think that we will be a stabilizing force. We believe that we will be able to make this transition earlier than existing group. And I can tell you, we’ve told the Board of Directors, come to the annual meeting and pack your bags ready to go to work because we have a lot of work to do.

Selim.

Selim Zilkha:	Great. I have a few closing remarks. On June 18th, after the vote, the assets will be whatever they are. The liabilities will be whatever they are. You have to decide which of the two boards is more likely to make a success. One which has a history of write offs, bad business decision and over compensating executives. Or our board which has years of experience in management and in the field and the history of success in the oil, gas, and pipeline business.

Proper corporate governance is a new found religion of the existing Board. For our Board it comes naturally. If you want full disclosure and transparency in the El Paso financials you should vote for our board. Every asset we own deserves a new look and needs to be properly evaluated. That can only be done by a new Board that is not hampered by fast decisions, many of which we know were bad.

Outside consulting and banking relationships all have to be evaluated. In cases where El Paso has been getting good value and good service, and the services are necessary, those institutions will continue to be used. If not, they will be dropped. The existing Board has relationships and obligations to third parties, and does not have the luxury of reevaluating everyone.

There are many years of bad habits and practices in the company. Incremental change has not and will not bring about the total and fundamental change required to lead El Paso back to its rightful profitable condition. Please vote blue.

Stephen Chesebro:	Thank you. And we’re open to questions.

Female:	We have one microphone since we’re on a conference call. So raise your hand or something and I’ll come over. Sorry. We have a microphone.

If you have questions we want to do it on this so it’s clear on the conference call. So just sort of signal to me and I’ll bring this over.

Female:	Hi, just so I could understand clearly. There’s a large asset sale program underway currently at El Paso. Is your intention to sort of stop that in its tracks and not sell additional assets until you reevaluate the whole slate? And separately El Paso has reached a tentative settlement with California for that $1.7 billion which you say is unfathomable. That settlement, to the best of m knowledge is not final. Is your plan that you would try to renegotiate that downwards or change the terms of that?

Stephen Chesebro:	Two questions, one regarding will we continue the current asset sale program. They’ve been very active. They’ve got things in the mill. Clearly, if they’re in the final throws of things you’d move ahead with it. But you do reevaluate during this asset review, whether things are productive or not. For instance, they have the refineries up for sale. They have an agreement on Eagle Point. Whether we want to keep the refineries or not, while they’re there, we ought to make productive use out of them. So that will be part of this 30 day review of assets. And then we will determine whether to proceed with those or not.

Regarding the California settlement. Again, it is hard to understand. They have been working on this a long time. The federal energy regulatory commission is involved, a lot of people in California. They may have a settlement tomorrow. I don’t know where they are on it. You know, they have changed from a settlement to a contingent settlement to a proposed settlement. So we’ll have to see where it is at the time. But it is hard for me to understand what you could do so wrong to cause a $1.7 billion penalty.

Male:	Assuming you were to be successful, I realize there’s a lot of dynamic moving parts, but do you have any view on gas prices and how you would control the significant exposure the company has both on the up and down side to gas prices?

Stephen Chesebro:	You know, if you’re in the oil and gas business, you’re sitting there today at $6.40 gas and $30 oil, $29 oil. That ought to be nirvana. Man that is great. Obviously there are some things in the trading book where this is causing them pain today with the increased collateral. We don’t know how much. They stated forever, 10 cents of the 4.50. It cost them $40 million more collateral. So, you know, that’s almost $2.00 or 20 times 40. Maybe they were having to pump in there.

The book will be unwound prior to the run up in price. Our view that there is probably $800 million, maybe a billion in cash to be retrieved out of that. It’s probably going to take the full three years to get it. Sure, you could liquidate now but maybe get 200 and 300 million. That doesn’t make sense. Until you really get in and look at each individual transaction or the group of transactions, I don’t know what you can do with that. But it is eating cash right now. As you unwind it there will be apparently book losses as you move forward.

So that would be nice to recoup that collateral over the next three years. On their production itself, as you know, in the three to $4 range, they have the hedges on their production. Those unwind essentially over this year. The cash will come back from that supporting that. And then it will be freed up. We like gas prices. The fundamentals are good. We don’t see a large in change in that, even if and when oil prices come down and you get gas on oil competition. The dynamics in the United States are still good for sure, this year, they’re good. Emptying the storage was a godsend for production this summer. Pipelines are full. Capacity is being utilized. Storage as a re-injection period is underway.

So through up until leading in to this winter it’s really a good business, pipelines and everything else. We like the fundamentals of the gas business. Cash consideration right now is working against El Paso. They will get it back hopefully, the sooner, the better.

Male:	Since you brought up the book it has really deteriorated outside of the accounting change. And you’ve suggested there may be some exposure to gas prices. Do you have any other – what kind of concerns do you have with the book right outside of that? Do you think there are structural issues in that where it could deteriorate significantly if gas was to go a certain way? Or just any kind of insight on what you might think is going on there in the book?

Stephen Chesebro:	Yes, obviously we have not seen the book. We do not have access or privy to it. We do have knowledge of their statements that they have disclosed that they have no significant problems in the structural basis of it. If it’s different we’ll hear from them on that.

Male:	You have criticized the current management for overlevering the company. But at the same time, you’ve criticized the strategy of selling the core assets. Does this mean that you would look upon issuing equity to re-capitalize the balance sheet?

Stephen Chesebro:	Right now? Absolutely no. That’s the last thing that you would want to consider at this point. Any type of equity issuance at this time would be totally destructive to the current shareholders. That is not in the cards at this time. Obviously, you get this thing heading towards 50-50. You get your debt rating back. Then you start considering some debt issues, I mean some equity issues.

Male:	Could you give me some background on the $2-and-a-half million guarantee from Mr. (Wyatt) which El Paso seeks to collect which Mr. (Wyatt) is fighting?

Stephen Chesebro:	Why don’t we let Mr. (Wyatt) answer that directly.

(Oscar Wyatt):	If you followed that very closely, you would find that I didn’t get that bill until I brought my action and I wrote my letters that led to the action. I have good defenses to it. The company wouldn’t have waited three years that he would come after the money. But given my ((inaudible)) toward them ((inaudible)) I’m collectable. So we’ll just try if they keep coming. With pleasure.

Male:	You have mentioned at all the power business. Could you talk about your views? And whether that has any place? And if there are buyers out there that you wanted to sell those assets?

Stephen Chesebro:	Obviously, some good power assets have been sold, (Lindon). Good non merchant plants, good contracts. My view is that the power inventory that currently exist has relatively small marketability. A lot of these power plants were bought in the hey day, $750 million a megawatt. A very high price. They were fully financed apparently with the approach of going to go mark-to-market with them and book earnings and then let them run their course. Obviously, with the market for these type assets that are about 25 cents on the dollar, but still fully debt loaded there’s not much you can do with them today.

My belief is that El Paso would clearly have sold many more these merchant plants had they been able to – it’s probably something you have to wait until the market turns, and until you can make any meaningful move on the power side.

Male:	Given you comment regarding the issuance of equity, would you guys consider issuing a convertible or some type of hybrid equity at this point?

Stephen Chesebro:	Well obviously that market is hot. You know, it – there’s apparently a good junk bond market right now. I don’t know how that lasts. Obviously there’s a lot of interest in converts right now. Sure, we’d have to look at it. But dilution is something that we’re very concerned about.

Male:	I guess in a more broad topic, I mean when you look at El Paso right now, and you consider kind of just at least the current run rate earnings of the business, and you have $25 billion total stuff -, to come essentially. And you’re looking at something where it’s roughly eight times on a, you know, some type of leverage measure ultimately whether or not, you know, ultimately how you arrive at that number. But do you guys feel confident in your ability ultimately to either through your cost cutting efforts, or through the actual process of selling these assets to be able to actually create additional equity value with that kind of leverage? Ultimately it’s going to mean it’s going to imply you’re going to be selling things at a multiple greater than the current leverage. This is obviously kind of finance 101 here. But just if you can make it through some comment about your ability to ultimately delever this company given the current leverage? Thanks.

Stephen Chesebro:	The answer is yes. We wouldn’t be here is we didn’t think so. Obviously it’s s tough deal. If it were fun and easy it would have been done by now. The incumbents would have had it done. So it is not easy. It will be hard. The difference in our approach is to make better use of the capital you do spend. Try to earn your way out enough whereas then the assets you do sell will break it back to where you can get to a meaningful debt to equity ratio. The answer is yes.

Ron Burns:	I might see if I can’t kind of...

Stephen Chesebro:	Ron Burns here.

Ron Burns:	Ron Burns here. I’d like to add on that I mean basically make the pitch for the rest of the nominees that we have – that you haven’t heard from. You know, we essentially volunteered for this job. And we wouldn’t have volunteered for it unless we had basically two motives at heart. One is that a lot of us around this table owe the energy industry a lot, because if it wasn’t for the energy industry we wouldn’t be sitting here today.

And the second thing is in spite of the problems that El Paso has we’re very confident that with the leadership that Steve and the rest of this board can provide this company can be turned around. And we can enhance the value for the shareholders over the long haul. And that’s why we’re here. Not one of us here is other than from a motivation to help this company recover and help lead a resurgence in the energy industry. So that’s why we’re here. So we’re strictly volunteers. And we would hope you’d take come confidence in the fact that we wouldn’t be here unless we were confident that this company had the potential to eventually return to shareholders the value that’s there.

Stephen Chesebro:	OK. That will end the conference call.

Operator:	That concludes today’s call. Thank you for your participation.

END

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